Exhibit 99.1

American Apparel ®

American Apparel Signs Support Agreement with Standard General

LOS ANGELES — July 9, 2014 — American Apparel, Inc. (NYSE MKT: APP) today announced it has reached a Nomination, Standstill and Support Agreement with Standard General L.P. and company founder Dov Charney, the beneficial owners of nearly 44% of the Company’s outstanding stock.  Under the agreement, Standard General will provide up to $25 million in immediate financial support to the Company, the Company’s board will be reconstituted, and an independent board committee will be formed to oversee the continuing investigation into alleged misconduct by Mr. Charney.

As part of the agreement, Standard General affirmed its support for American Apparel’s sweatshop-free, “Made in USA” manufacturing philosophy and commitment to maintain the Company’s manufacturing headquarters in Los Angeles.  Standard General and Mr. Charney also agreed to certain standstill and voting limitations through the Company’s 2015 annual meeting.

Other key points of the agreement include:

•                  A reconstitution of the Company’s board of directors in which five of the current seven members, including Mr. Charney, will voluntarily step down. The departing directors will be replaced by two new directors, chosen jointly by Standard General and the current board, and three new directors designated by Standard General.  All but one of the new directors are expected to be independent directors and unaffiliated with either Standard General or Mr. Charney.  The board will continue to be led by its current co-chairmen, David Danziger and Allan Mayer.  Mr. Charney will not serve as a board member or be nominated by the Company or Standard General as a board member.

•                  A continuation of the ongoing investigation into Mr. Charney’s alleged misconduct overseen by a newly appointed, independent board committee.  Mr. Charney will serve as strategic consultant until the end of the investigation.  Based on the findings of the investigation, the committee will determine if it is appropriate for Mr. Charney to serve as CEO or an officer or employee of American Apparel.

•                  Adoption of a standstill agreement through the Company’s 2015 annual meeting that, among other things, prohibits Standard General and Mr. Charney from acquiring any additional shares in American Apparel and limits their vote to no more than one third of the Company’s shares on any issue put to stockholders; their remaining shares would be voted proportionately to the vote of other stockholders.

“This truly marks the beginning of an important new chapter in the American Apparel story,” said Mr. Mayer. “With the support of Standard General, we are confident the Company will finally be able to realize its true potential.”

“The last few weeks have been difficult ones for the company, and we are especially indebted to our special committee members Robert Greene, Marv Igelman, and William Mauer, who have worked so tirelessly on the company’s behalf,” said Mr. Danziger. “Any success the company enjoys in the future will in large part be the result of their efforts.”

The Company is concurrently filing a Current Report on Form 8-K with the SEC attaching the Nomination, Standstill and Support Agreement in its entirety.

THE COMPANY URGES INVESTORS TO READ THE INFORMATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY MAY FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Stockholders will be able to obtain, free of charge, copies of the Information Statement and any other documents filed by the Company with the SEC at the SEC’s website at http://www.sec.gov and at the Company’s website at http://www. Americanapparel.net.

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About American Apparel

American Apparel is a vertically integrated manufacturer, distributor, and retailer of branded fashion basic apparel based in downtown Los Angeles, California. As of May 31, 2014, American Apparel had approximately 10,000 employees and operated 249 retail stores in 20 countries, including the United States, Canada, Mexico, Brazil, United Kingdom, Ireland, Austria, Belgium, France, Germany, Italy, Netherlands, Spain, Sweden, Switzerland, Australia, Japan, South Korea, and China. American Apparel also operates a global e-commerce site that serves over 60 countries worldwide at http://www.americanapparel.com. In addition, American Apparel operates a leading wholesale business that supplies high quality T-shirts and other casual wear to distributors and screen printers.

About Standard General L.P.

Standard General L.P. is a New York City-based SEC-registered investment advisor that manages event-driven opportunity funds. Standard General was founded in 2007 and primarily manages capital for public and private pension funds, endowments, foundations and high net worth individuals.

This press release, and other statements that the Company may make, may contain forward-looking statements. Forward-looking statements are statements that are not historical facts and are based upon the current beliefs and expectations and are subject to risks and uncertainties which could cause actual results and/or the timing of events to differ materially from those set forth in the forward-looking statements. More detailed information about these and other factors are detailed in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2014. The Company’s filings with the SEC are available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Media Contact:

For American Apparel

Mike Sitrick

Sitrick And Company

310-788-2850

For Standard General

John Dillard

Weber Shandwick

212-445-8052